Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Current Report on Form 8-K of Chimera Investment Corporation of our report dated March 25, 2025, relating to the consolidated financial statements and supplementary information of HomeXpress Mortgage Corp. (the “Report”), and to the incorporation by reference of the Report in the Registration Statements on Form S-3 (File Nos. 333-290654, 333-283045 and 333-261463) and Form S-8 (File Nos. 333-290664, 333-209248 and 333-273679) of Chimera Investment Corporation.

/s/ Baker Tilly US, LLP

Irvine, California

October 3, 2025